Letter Agreement

TO: Neiman Funds
      305 Spindrift Drive
      Williamsville, NY 14221

Dear Ladies and Gentlemen:

     You have engaged us to act as the sole investment advisor to the Neiman Large Cap Value Fund (the “Fund”), pursuant to a Management Agreement dated April 1, 2019. Effective August 1, 2021, we hereby contractually agree to waive management fees and reimburse expenses to the extent necessary to maintain total annual operating expenses of the Fund (excluding brokerage fees and commissions, interest and other borrowing expenses, taxes, indirect expenses (such as expenses of other investment companies in which the Fund invests) and extraordinary expenses) at an amount not to exceed 1.45% of its average daily net assets for No-Load Class and at an amount not to exceed 1.45% of its average daily net assets for Class A Shares through July 31, 2022.

Very truly yours,

Neiman Funds Management LLC

     By: /s/ Daniel Neiman
           Daniel Neiman
           Managing Member

Acceptance: The foregoing agreement is hereby accepted.

Neiman Funds

     By: /s/ Daniel Neiman
           Daniel Neiman
           President